Exhibit 99.1

Union Pacific Elects Bhavesh “Bob” V. Patel to Board of Directors

FOR IMMEDIATE RELEASE

Omaha, Neb., July 26, 2017 - Union Pacific Corporation announced that Bhavesh "Bob" V. Patel has been elected to the company's board of directors, effective today.

Patel, 50, is chief executive officer and chairman of the management board of LyondellBasell Industries, one of the largest plastics, chemicals and refining companies in the world. With 55 manufacturing sites in 17 countries, LyondellBasell generated more than $29 billion in revenue in 2016.

"Bob's dedication to safety as well as his proven track record of driving increased efficiency and operational excellence will make him a valuable contributor to the company in many aspects," said Union Pacific chairman, president and CEO Lance Fritz. "With nearly 40 percent of our freight volume originating or terminating outside the U.S., Bob's significant international business experience will benefit Union Pacific. We are excited to welcome him to the board."

Patel joined LyondellBasell in March 2010 and prior to being named CEO held a variety of senior leadership roles including senior vice president, Olefins and Polyolefins – Americas; senior vice president, Olefins and Polyolefins - Europe, Asia and International, based in the Netherlands; and executive vice president, Olefins and Polyolefins - Europe, Asia and International. Patel was named CEO and chairman of the company’s management board in January 2015.

Prior to joining LyondellBasell, Patel held multiple leadership positions at Chevron Phillips Chemical Company. He worked for Chevron Corporation and its affiliates for more than 20 years.

Patel is a member of the board of directors of the Greater Houston Partnership, a member of the Business Roundtable, and serves as vice chairman of the board and chairman of the executive committee of the American Chemistry Council. He is a member of the external advisory council of The Ohio State University’s College of Engineering and a member of the dean's advisory council for the Fox School of Business at Temple University. Patel earned a BS in chemical engineering from The Ohio State University and an MBA from Temple University.

About Union Pacific

Union Pacific Railroad is the principal operating company of Union Pacific Corporation (NYSE: UNP). One of America's most recognized companies, Union Pacific Railroad connects 23 states in the western two-thirds of the country by rail, providing a critical link in the global supply chain. In the last 10 years, 2007-2016, Union Pacific invested approximately $34 billion in its network and operations to support America's transportation infrastructure. The railroad's diversified business mix includes Agricultural Products, Automotive, Chemicals, Coal, Industrial Products and Intermodal. Union Pacific serves many of the fastest-growing U.S. population centers, operates from all major West Coast and

Gulf Coast ports to eastern gateways, connects with Canada's rail systems and is the only railroad serving all six major Mexico gateways. Union Pacific provides value to its roughly 10,000 customers by delivering products in a safe, reliable, fuel-efficient and environmentally responsible manner.

Union Pacific media contact:  Raquel Espinoza, 402-544-5034 or respinoza@up.com

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